Exhibit 99.1
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A common stock, par value $0.0001 per share, of BlackSky Technology Inc. dated September 23, 2021, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated:  September 23, 2021
SEAHAWK SPV INVESTMENT LLC

By:	/s/ Alan Kessler
Name: Alan Kessler Title: President

THALES ALENIA SPACE US INVESTMENT LLC

By:	/s/ Clarence Duflocq
Name: Clarence Duflocq Title: President

THALES ALENIA SPACE S.A.S

By:	/s/ Hervé Derrey
Name: Hervé Derrey Title: President & CEO

THALES S.A.

By:	/s/ Isabelle Simon
Name: Isabelle Simon Title: Group Secretary & General Counsel